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                                                                     Exhibit 4.8


NEITHER THIS WARRANT, NOR THE SHARES OF COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED OR REGISTERED UNDER ANY STATE SECURITIES LAWS, AND THIS WARRANT HAS BEEN, AND THE COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF WILL BE, ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NO SALE OF THIS WARRANT, OR OF THE COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF, OR OTHER DISPOSITION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND COMPLIANCE WITH SUCH LAWS, OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER AND ITS COUNSEL, THAT SAID REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND THAT SUCH LAWS HAVE BEEN COMPLIED WITH.

                 VOID AFTER 5:00 P.M. HARTFORD, CONNECTICUT TIME
                              ON SEPTEMBER 8, 2001

                                BIO-PLEXUS, INC.


30,000 Shares                                    Issued As Of September 8, 1998


                              Common Stock Warrant

         THIS CERTIFIES THAT for value received CARL R. SAHI, or other legal holder ("Holder") is entitled to purchase at any time on or before 5:00 p.m., Hartford, Connecticut time on September 8, 2001 ("Exercise Period"), Thirty Thousand (30,000) fully paid and non-assessable shares of the common stock, without par value (the "Common Stock"), of BIO-PLEXUS, INC., a Connecticut corporation (the "Company"), at the purchase price of $2.09 per share (the "Exercise Price").

1. Cash Exercise. The purchase rights represented by this Warrant may only be exercised by the surrender, during the Exercise Period and at the principal office of the Company, of this Warrant accompanied by either full payment of the Exercise Price (or a portion thereof in the event of partial exercise) in the form of a certified, cashier's or other check acceptable to the Company.

2. Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 1, Holder may elect to receive shares of Common Stock equal to the value of this Warrant by surrender of this Warrant during the Exercise Period at the principal office of the Company together with notice of such election, in which event the Company shall issue to Holder a number of shares of the Company's Common Stock computed using the following formula:
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                  X = Y (A-B)
                      -------
                         A

         Where:

                  X  =   the number of shares of Common Stock to be issued to
                         Holder.

                  Y  =   the number of shares of the Company's Common Stock
                         purchasable upon exercise of this Warrant.

                  A  =   the fair market value of one share of the Company's
                         common stock (at the date of such calculation).

                  B  =   the Exercise Price per share of the Company's Common
                         Stock.

3. Fair Market Value. For purposes of Section 2, "Fair Market Value" shall mean the closing price of the Company's common stock quoted on the Nasdaq Stock Market or any exchange on which the common stock is listed or the average of the closing bid and asked prices of the Company's common stock quoted in the Over-The-Counter Market Summary (if not on the Nasdaq system), whichever is applicable, for the five (5) trading days prior to the date of determination of fair market value; or if the Company's common stock is not traded on an exchange or over-the-counter, the per share fair market value of the common stock shall be as determined in good faith by the Company's Board of Directors.

4. No Fractional Shares. No fractional shares of Common Stock will be issued upon the exercise of this Warrant, but in lieu thereof a cash payment will be made.

5. Certain Adjustments of Shares Purchasable and Per-Share Exercise Price. The number of shares which may be purchased upon exercise hereof as set forth above, and the Exercise Price, are such number and Exercise Price as of the date set forth above, based on the shares of Common Stock of the Company as constituted at such date.

         The Exercise Price and the number and kind of shares which may be purchased upon the exercise of this Warrant are, upon the happening of certain events, subject to modification and adjustment as follows:

         (i). If the Company shall at any time pay a stock dividend or distribution on its Common Stock, or if the Company shall at any time either split, subdivide or combine the outstanding shares of its Common Stock, the Exercise Price shall be proportionately adjusted as of the day after the record date for the dividend, distribution, split, subdivision or combination.


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         (ii). In the event of any capital reorganization or any
reclassification of the Company's Common Stock or of the consolidation or merger of the Company into another corporation, this Warrant shall thereafter be exercisable for the number of shares of stock or other securities or property (including, without limitation, cash) to which a holder of the number of shares of Common Stock of the Company deliverable upon exercise of this Warrant immediately prior to such reorganization, classification, consolidation or merger would have been entitled upon such event and, in any such case, appropriate adjustment (as determined by the Board of Directors of the Company) shall be made in the application of the provisions of this Warrant with respect to the rights and interests thereafter of the Holder, to the end that the provisions of this Warrant (including provisions of the Exercise Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of this Warrant.

         (iii). In the event the Company shall make a stock dividend or distribution on its Common Stock, consisting of shares of any class of its capital stock other than the Common Stock or of any evidence of its indebtedness or assets (excluding cash) or shall issue rights and warrants generally to holders of Common Stock, then the applicable Exercise Price shall be appropriately adjusted, effective immediately after the record date for the determination of shareholders entitled to receive such stock dividend, distribution, right or warrant, to reflect the fair market value as of such date, as determined by the Company's Board of Directors, of the stock, indebtedness, assets, rights or warrants to be distributed on one share of the Company's Common Stock, provided that in no event will the Exercise Price be increased pursuant to this paragraph (iii).

         Whenever the Exercise Price of this Warrant is adjusted pursuant to paragraphs (i) through (iii) above, the number of shares of Common Stock or other securities deliverable on the exercise hereof shall be appropriately adjusted.

         As soon as practical after any adjustment is made hereunder, the Company shall give written notice thereof to Holder, which notice shall state the new content of this Warrant resulting from such adjustment and shall set forth in reasonable detail the method of calculation and the facts upon which such adjustment is premised.

6. New Warrants. This Warrant, upon surrender at the principal office of the Company, may be exchanged for another Warrant or Warrants of like tenor and date entitling Holder to purchase a like aggregate number of shares of Common Stock or other securities as this Warrant entitled Holder to purchase. If this Warrant shall be exercised in part, Holder shall be entitled to receive upon surrender hereof, another Warrant or Warrants for that portion of this Warrant not exercised.



7. No Rights as Shareholder. No Holder of this Warrant shall be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, or be entitled


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to the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any change in the capitalization of the Company or its consolidation, merger or sale, or otherwise), to receive notice of meetings, or to receive dividends or subscription rights or otherwise, until this Warrant shall have been exercised and the Common Stock purchasable upon the exercise hereof shall have become deliverable.

8. Securities Laws. Neither this Warrant nor the shares of Common Stock issuable upon the exercise hereof have been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered for sale, sold, pledged, hypothecated or otherwise transferred or disposed of in the absence of an effective registration statement as to this Warrant or such shares under said Act and applicable state laws, or an opinion of counsel for the Company that registration under said Act and laws is not required because an exemption under said Act and laws is then available. The Company may legend the certificates representing the shares issued on exercise hereof, to the foregoing effect. Subject to the foregoing, this Warrant and the shares of Common Stock issued upon exercise hereof are transferable in whole or in part at the principal office of the Company.

9. Default, Amendment and Waivers. This Warrant may be amended upon the written consent of the Company and Holder. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

10. No Waiver. Any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

11. Binding Upon Successors and Assigns. Subject to, and unless otherwise provided in, this Warrant, each and all of the covenants, terms provisions, and agreements contained herein shall be binding upon, and inure to the benefit of the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

12. Severability. If any one or more provisions of this Warrant, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Warrant and the application of such provisions to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provisions of this Warrant with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

13. Notices. Except as otherwise provided herein, notice or other communications permitted or required hereunder shall be sufficiently given and shall be deemed effective upon receipt if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


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                     To The Company:         Bio-Plexus, Inc.
                                             129 Reservoir Road
                                             Vernon, CT  06084

                     To Holder:              At Holder's address as it appears
                                             on the records of the Company

or to such other persons and such addresses as shall be designated by the Company or Holder pursuant to notice given as set forth above.

14. Governing Law. This Warrant is being delivered in the State of Connecticut and shall be construed and enforced in accordance with and governed by the laws of such State (irrespective of its choice of law principles).

15. No Public Distribution. Holder, by his acceptance and delivery of shares of Common Stock or other securities upon exercise of this Warrant shall be deemed to have represented and warranted that such shares of Common Stock or other securities will be taken for his own account for investment and not with a view to resale or distribution, except in compliance with applicable law.

         IN WITNESS WHEREOF, BIO-PLEXUS, INC. has caused the signature of its President and Secretary to be affixed hereon and its corporate seal to be affixed hereon.



                                     BIO-PLEXUS, INC.


                                     By /s/ Richard L. Higgins
                                        --------------------------------------
                                            Richard L. Higgins
                                            President


Attest:



/s/ Nancy Lautenbach
---------------------------------
Nancy Lautenbach
Its Secretary


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